                                                                      Exhibit 10


                        [BULL RUN CORPORATION LETTERHEAD]




                                December 3, 1999

VIA FACSIMILE

BancBoston Robertson Stephens, Inc.
Suite 2600
555 California Street
San Francisco, California  94104
Attention:  Mr. Joseph A. Pellegrini, Principal

         Re:      Proposed Acquisition of Rawlings Sporting Goods Company, Inc.

Dear Sir:

         Since the time that Bull Run Corporation ("Bull Run") made its October 4, 1999 offer to acquire Rawlings Sporting Goods Company, Inc. ("Rawlings"), Bull Run has proceeded with its due diligence investigation and has been negotiating with its financing sources concerning the proposed structure of the transaction. Based on such due diligence investigation and discussions with financing sources, Bull Run has determined that Rawlings will not be able to realize the cost savings originally anticipated to support either Bull Run's original proposal set forth in its letter dated October 4, 1999 or its subsequent proposal to purchase up to 5,000,000 shares of Rawlings common stock at $13.25 per share. However, Bull Run is pleased to submit this revised offer by a corporation to be formed by Bull Run ("Purchaser") to acquire all of the issued and outstanding shares of common stock (including stock options and other common stock equivalents) of Rawlings (the "Stock"), except those shares of common stock owned by Bull Run.

         CONSIDERATION

         Purchaser and Rawlings will jointly make a tender offer to purchase from each Rawlings stockholder (and each holder of stock options, and other common stock equivalents) 100% of such Rawlings stockholder's Stock at $10.00 per share, payable in cash, except those shares of common stock owned by Bull Run.

         STRUCTURE

         To enable Purchaser to obtain the benefits of recapitalization accounting treatment for the proposed transaction, the acquisition of Rawlings will be structured as a joint tender offer, where Purchaser and Rawlings will jointly make a tender offer to purchase 100% of each Rawlings stockholder's Stock, except those shares of common stock owned by Bull Run. In the tender offer, Purchaser will purchase as many of the shares of Stock that it can finance using proceeds from equity investments from Bull Run, [__________________](1), [__________________](1) and [__________________](1)
(the "Equity Investors"). Rawlings will purchase the remaining shares of Stock (as well as stock options and other common stock equivalents) with proceeds from debt financing to be provided by [__________________](2) ("[__________________](2)"), and royalties to be paid by [__________________](1)
under a Licensing Agreement among [__________________](1) and Rawlings pursuant to which [__________________](1) will be granted an exclusive license on certain trademarks held by Rawlings for use on apparel.




--------
(1) The name of each of the equity financing sources has been redacted to maintain its confidentiality.
(2) The name of the debt financing source has been redacted to maintain its confidentiality.

BancBoston Robertson Stephens, Inc.
December 3, 1999
Page 2


         FINANCING

         The transaction will be financed through (1) private equity investments, (2) senior and mezzanine debt financing and (3) pre-paid royalties to be paid by [__________________](1) to Rawlings. We have received commitments from the Equity Investors for an aggregate of up to $45 million, a portion of which will be allocated as pre-paid royalties from [__________________](1) to Rawlings, as described in [__________________]'s(1) commitment letter attached hereto on EXHIBIT A. In addition, on Monday, December 6, 1999, we anticipate receiving a commitment from [__________________](2) for up to $105 million of debt financing. We believe that the commitments from the Equity Investors, together with the commitment from [__________________](2), are sufficient to consummate the proposed acquisition under the structure described above. The commitments from each of the Equity Investors are attached hereto on EXHIBIT A. Upon our receipt of the [__________________](2) commitment, we will promptly forward to you a copy of the commitment.


         CORPORATE, REGULATORY AND OTHER APPROVALS; TIMING

         Other than the conditions set forth in each of the equity and debt commitments, we are aware of no corporate, regulatory or other approvals that are not contemplated in the Agreement and Plan of Recapitalization, such as filing the Pre-Merger Notification and Report Form and expiration of the applicable waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and obtaining any necessary consents from parties to Rawlings' contracts. We intend to consummate this acquisition as quickly as possible.


         MANAGEMENT AND EMPLOYEES OF RAWLINGS

         We are still formulating our plans with respect to Rawlings' management and employees. However, we plan to appoint a new Chief Executive Officer and we will evaluate each member of senior management and each employee on an individual basis. We will advise you promptly following the development of our plans for Rawlings' management and employees.


         AGREEMENT AND PLAN OF RECAPITALIZATION

         Under the proposed acquisition structure, we will offer to purchase from each Rawlings stockholder (and each holder of stock options and other common stock equivalents) 100% of such Rawlings stockholder's Stock at $10.00 per share, payable in cash, except those shares of common stock owned by Bull Run. Accordingly, we anticipate that Section 2.3, Limitations on Certain Action, of the latest draft of the Agreement and Plan of Recapitalization dated November 18, 1999 will be deleted as the protections that Section 2.3 were designed to ensure will no longer be required for a privately held company. With the removal of this Section 2.3, together with revisions to the Agreement to reflect a merger of Purchaser into Rawlings following the tender offer, we believe that substantially all of the material terms of the Agreement have been agreed upon and that the Agreement can be executed promptly.

BancBoston Robertson Stephens, Inc.
December 3, 1999
Page 3


         We are very excited about the possibility of joining forces with Rawlings, its management and its employees. I look forward to the opportunity to speak with you about our proposal in greater detail.


                                         Sincerely yours,
                                         Bull Run Corporation



                                         /s/ Robert S. Prather, Jr.
                                         ---------------------------------------
                                         Robert S. Prather, Jr.
                                         President and CEO


cc:      Mr. Frederick J. Erickson
         Mr. Stephen W. Powell
         Mr. Stephen A. Opler